Exhibit 12

                 Carpenter Technology Corporation
  Computation of Ratios of Earnings to Fixed Charges (unaudited)
                   Five Years Ended June 30 and
              Three Months Ended September 30, 1997

                      (dollars in thousands)


                           Three
                           Months               Year Ended June 30
                           Ended   -------------------------------------------
                          09/30/97    1997     1996     1995     1994     1993
                          --------    ----     ----     ----     ----     ----
Fixed charges

 Interest costs (a)       $  6,378 $ 22,330 $ 19,275 $ 17,797 $ 19,651 $ 21,759

 Interest component of
  non-capitalized lease
  rental expense (b)           630    2,419    2,074    2,452    2,522    2,532
                          -------- -------- -------- -------- -------- --------
   Total fixed charges    $  7,008 $ 24,749 $ 21,349 $ 20,249 $ 22,173 $ 24,291
                          ======== ======== ======== ======== ======== ========
Earnings as defined:

 Income before income
  taxes, extraordinary
  charge and cumulative
  effect of changes in
  accounting principles   $ 27,941 $ 97,871 $ 95,170 $ 74,571 $ 62,728 $ 42,799

 Add: Loss in less-than-
  fifty-percent-owned
  persons                      296    1,188    7,025    3,000      910        -

 Less: Gain on sale of
  partial interest in
  less-than-fifty-
  percent-owned persons          -        -   (2,650)       -        -        -

 Fixed charges less
  interest capitalized       6,478   22,349   21,009   16,994   18,043   23,126

 Amortization of
  capitalized interest         482    1,879    2,074    1,952    1,788    1,725
                          -------- -------- -------- -------- -------- --------
   Earnings as defined    $ 35,197 $123,287 $122,628 $ 96,517 $ 83,469 $ 67,650
                          ======== ======== ======== ======== ======== ========
Ratio of earnings
 to fixed charges             5.0x     5.0x     5.7x     4.8x     3.8x     2.8x
                          ======== ======== ======== ======== ======== ========

(a) Includes interest capitalized relating to significant construction projects and amortization of debt discount and debt expense.

(b) One-third of rental expense which approximates the interest component of non-capitalized leases.